EXHIBIT 10.3

Term Sheet

General

This Term Sheet constitutes the agreement between (1) Shaw Robotic Environmental Services, LLC (“ShawRES”), a limited liability company owned by Shaw Environmental & Infrastructure, Inc. (“Shaw”) and Robotic Environmental Services, LLC (“RES”); and (2) Ultrastrip Envirobotics Solutions, Inc. (“UES”), a wholly-owned subsidiary of Ecosphere, Inc. (“ESPH”), this agreement consisting of a lease and parts consignment purchase arrangement for ShawRES’s existing fleet of equipment manufactured by ESPH and associated, populated mobile spare parts storage facilities (“MSF”).  The terms of this agreement have been conceptually arrived upon following 1) good faith discussion between the parties 2) ShawRES understands that the equipment will be used to support UES operations at Lisnave Estalerios Navais, S.A. Shipyard (“LSY”) in Setubal, Portugal and BAE Systems San Francisco Dry Dock 3) UES’s inspection and testing of the robotic systems, MSF and inventory.

Completion of a formal definitive agreement between the parties shall include, but not be limited to the terms detailed herein along with any additional terms and clarifications the parties may mutually agree upon, hereafter referred to as the “Contract”. The terms contained in this Term Sheet represent a binding contract between the parties regarding initial terms of the lease and related matters as to those specific items contained herein and any subsequent contract shall not constitute a novation of this lease, but shall and supplement the terms and conditions stated herein. The failure to execute a formal, definitive contract shall not void or render unenforceable the terms herein which shall continue in force and effect.

The term of the Contract will commence upon receipt of payment to ShawRES and extend for one year.

Commercial Terms

1.

Lease of five (5) robotic systems, two (2) USTP M3500 Systems, two (2) ESPH M2500 Systems and one (1) ESPH M2000 System, converted to perform the capabilities of an ESPH M2500 System (3000 Bar) for the sum of $210K (USD) for one year, to be paid prior to shipment of equipment to UES’ forward operating locations identified above.

2.

Shaw RES will continue its’ efforts to sell the equipment to other interested parties during the contract period with the understanding that the equipment will be unavailable for delivery to the buyer until the aforementioned contract is over.  UES will be afforded the opportunity to match the highest offer before any sale to others is completed.  In the event that Shaw RES chooses to accept an offer from a third party, and UES will not match such offer, UES will be compensated by Shaw RES for all proven expenses to recondition/upgrade the equipment prior to its redelivery to Shaw RES, such amount shall not in any event exceed the lease payment provided herein.  These expenses are not to include consumable and normal maintenance items.

3.

UES agrees to buy the aforementioned equipment one year from the date of entering into the Contract.  This purchase will be evidenced by a note for $1.4 million that is in a form acceptable to ShawRES.  At a minimum, the note will be secured by a duly recorded mortgage or security interest with recourse to all of the aforementioned equipment and inventory, as well as a corporate guarantee for payment of the note.  The said Note shall be signed and delivered by UES in escrow to an agent acceptable to ShawRES.  The Note will be held in trust and will be released by the escrow agent to ShawRES upon the furnishing by UES of customary and acceptable Uniform Commercial Code security interest and a form UCC-1 and/or other evidence of other security requested by ShawRES, and delivery of the bill of sale to UES by ShawRES.  UES shall notify ShawRES of any move of the robotic systems to any places other than LSY or San Francisco so that ShawRES has sufficient time to protect its security interest in the venue to which the robotic systems will be located.    The payment terms for the purchase of the equipment shall be as follows: 25% at the end of the contract period,  a second payment of 25% 90 days thereafter, a third payment of 25% 90 days after the second payment, and the final payment of the balance 90 days after the third payment.  Shaw RES agrees that UES may, at their option, purchase the equipment, on these same payment terms at any time during the contract period.

4.

ShawRES will bare no responsibility for costs associated with execution of the contract between UES and LSY or UES and BAE Systems and will receive payment per the terms of the Contract regardless of UES’ margin position as a result of their agreement with LSY and BAE Systems and execution under such.

5.

ShawRES to provide MSF, populated according to a mutually-agreeable inventory list submitted to and approved by UES, Exhibit 1.  The MSF and consumable parts will be provided on a consignment basis, to be reconciled quarterly, for which ShawRES will be compensated at 50% of their substantiated cost at the time of purchase for consumed parts, congruent with the payment terms herein.  UES will be expected to provide ShawRES with a monthly report detailing inventory activity involving said MSF.

6.

The equipment and MSF included in this agreement will be provided to UES on an “As Is” basis.

7.

UES will be responsible for mobilization of the included robotic systems, MSF and associated support apparatus to and from Prairieville, Louisiana, at no cost to ShawRES.

Other Terms

1.

The robotic systems and MSF included in this agreement may only be utilized for execution of UES’s contract with LSY at their facility in Portugal and BAE Systems at their facility in San Francisco, unless written permission to proceed otherwise is provided by ShawRES, which will not be unreasonably withheld.

2.

UES will purchase and keep in full force and effect property and equipment coverage for the full value of the equipment being leased, $2.2 Million,  and  to carry general and product liability insurance policies, covering up to $2.2 million, along with any other necessary insurance that appropriately protect Shaw’s exposure for the term of the Contract, including loss or destruction of the equipment and spare parts regardless of cause, including theft, vandalism, and acts of God. The policies must cover the equipment both while in transit and while in use outside of the United States.  Notwithstanding the required insurance, UES shall bear the risk of loss to the equipment and all consigned spare parts while such are in the care, custody and control of UES.  UES shall cause ShawRES to be named as an additional insured on the policies specified in this paragraph and provide a certificate of insurance to ShawRES of such status.

3.

In the event of loss or damage to the equipment, UES will file a claim against the aforementioned insurance policy(ies).  If ShawRES is not fully compensated for the loss or damage to the equipment, UES will be responsible for paying the lesser between the cost of repairs and/or replacement, or the deductible amount of any insurance policy(ies) held by UES which compensate ShawRES for its loss.

4.

At the completion of the term of the Contract, UES will be required to return the robotic systems and MSF in good working order and retrofitted with any and all product and technology improvements and/or modifications developed by UES and/or ESPH throughout the Term, specific to the product models provided as part of this lease agreement.  Except as specifically agreed to herein, UES, at its own expense, shall be solely responsible for all ongoing maintenance and repairs that may be necessary to keep the equipment in good operating condition and as required by manufacturers instructions.

5.

UES shall have sole custody, control and “garde” of the robotic systems leased herein and shall defend, indemnify, and hold harmless ShawRES, its owners and their respective affiliates, including all their employees, officers, directors and agents from and against any and all damages, injuries, suits, actions, liabilities, or claims arising from or related to the equipment leased to UES, UES’ use of the MSF, and UES’s performance under its contracts with LSY and BAE Systems or any other third party.   These defense and indemnity obligations shall extend to all actions, suits, and claims, regardless of cause, whether based in contract or tort (including negligence), products liability, or strict liability and shall survive the term of this lease.

6.

It is understood that UES is a company organized and operating under the laws of the United States of America.  UES agrees that any and all disputes will be adjudicated in Baton Rouge, Louisiana United States of America by arbitration and this agreement and any subsequent formal, definitive contract shall be interpreted according to the laws of the State of Louisiana.

7.

ShawRES offers no warranty for the included robotic systems or MSF who stipulate that the robotic systems and MSF have been made available for inspection and have been inspected and are accepted by UES and ESPH as is, without warranty of any kind, except as to title and the authority of ShawRES to enter into this agreement.

8.

ShawRES will reserve the right to audit UES in order to substantiate that proper payment is made for the duration of the term of the Contract.  Additionally, UES agrees to facilitate visitation to the project site by ShawRES representatives, as requested, to audit equipment upkeep, photograph equipment and review maintenance logs, provided appropriate notice is given to UES.

9.

Shaw will allow USTP to release an announcement to their shareholders and the public citing a partnership between Ecosphere and Shaw, provided the verbiage of the announcement is reviewed and approved by Shaw, which should not be unreasonably withheld.

10.

The closing of the purchase of the equipment by UES, in the absence of another buyer shall be at a place and before counsel chosen by ShawRES and the cost of closing shall be borne by UES.  In the event of the failure of UES to buy the equipment as specified herein or any other breach of this agreement, ShawRES shall be entitled to attorney’s fees for any action to enforce the terms of this agreement or for damages for nonperformance by UES.

THUS DONE AND SIGNED, by the undersigned parties appearing through their respective agents who personally warrant their authority to appear herein and to bind the entities for whom they appear, on the dates and at the places hereinafter stated, in duplicate originals, after reading the entirety with benefit of legal counsel.

Baton Rouge, Louisiana, this ___ day of _____________, 2007.

LESSOR/SELLER:
Shaw Robotic Environmental Services, LLC

BY:	___________________, its _________________
___________________________________________________________
Print name and Representative Capacity of Signer

Baton Rouge, Louisiana, this ___ day of _____________, 2007.

LESSOR/SELLER:
Ultrastrip Envirobotics Solutions, Inc.

BY:	___________________, its _________________
___________________________________________________________
Print name and Representative Capacity of Signer